AUTHORIZATION TO CANCEL STOCK OPTIONS

TO:Rise Gold Corp. (the “Corporation”)

RE:Cancellation of stock options in order to increase the available authorized capital of the Corporation

DATED:July 31, 2020

In order to increase the available capital of the Corporation to facilitate the closing of a private placement of 4,363,833 units at a price of US$0.75 (CDN$1.02) per unit, with each unit comprising one share of common stock and one half of one share purchase warrant, I hereby surrender for immediate cancellation by the Company the following stock options currently standing in the books of the Corporation and issued in my name:

No. of Optioned Shares	Exercise Price	Original Date of Grant	Expiry Date
461,284	CDN$0.70	Aug. 21, 2019	August 21, 2024
100,000	CDN$1.00	Nov. 29, 2018	November 29, 2023
263,100	CDN$1.20	Apr. 19, 2018	April 19, 2023
58,660	CDN$2.00	Aug. 8, 2016	August 8, 2021
214,254	CDN$2.40	Dec. 27, 2016	December 27, 2021
TOTAL: 1,097,298

I surrender these incentive stock options for the benefit of the Corporation and upon the understanding that once the Corporation’s authorized capital has been increased, or sufficient authorized capital becomes otherwise available, the Corporation shall grant me new stock options at a price to be determined in accordance with, and subject to, applicable securities and stock exchange requirements.

“Benjamin Mossman”
Benjamin Mossman
CEO, President, and Director

Authorization for Cancellation